QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.8

CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN (EUROPE) LIMITED

Paris, February 15, 2007

Euronext N.V.
The Supervisory Board
Beursplein 5
1000 GD Amsterdam
The Netherlands

  Re:
  Prospectus of NYSE Euronext, Inc. and Post-Effective Amendment to Registration
  Statement on Form S-4 (File No 333-137506)

Ladies and Gentlemen:

        Reference is made to (i) our opinion letter, dated January 4, 2007 (the "Bring-down Letter"), including, as an annex thereto, our written report dated November 23, 2006 (the "Report"), and (ii) our supplemental letter to the Bring-down Letter, dated January 15, 2007 (the "Supplemental Letter"), each addressed to the Supervisory Board of Euronext N.V. (the "Company").

        The Bring-down Letter, the Report, and the Supplemental Letter were provided for the information and assistance of the Supervisory Board of the Company in connection with its consideration of the transaction described therein and is not to be used, circulated, quoted or otherwise referred to for any purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement, prospectus or any other document, except in accordance with our prior written consent. We understand that the Company desires to include the Bring-down Letter, the Report, and the Supplemental Letter in the above-referenced Prospectus and Registration Statement.

        In that regard, we hereby consent to the reference to the Bring-down Letter, the Report, and the Supplemental Letter in the above-referenced Prospectus and Registration Statement under the captions "SUMMARY—Opinions of Financial Advisors," "Euronext's Reasons for the Combination" and "Opinions of Euronext's Financial Advisors; Report of Houlihan Lokey Howard Zukin (Europe) Limited", and to the inclusion of the Bring-down Letter, the Report, and the Supplemental Letter as Annex G to such Prospectus and as an exhibit or exhibits to the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Prospectus and the Registration Statement and that our report is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other prospectus or registration statement (including any subsequent amendments to the above-mentioned Prospectus or Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

February 15, 2007

        In giving this consent, we do not hereby admit that we are experts with respect to any part of such Prospectus or Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

HOULIHAN LOKEY HOWARD & ZUKIN (EUROPE) LIMITED

By:	/s/ JEAN-FLORENT RÉROLLE
Name:	Jean-Florent Rérolle
Title:	Managing Director

QuickLinks

CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN (EUROPE) LIMITED